EXHIBIT 99.1

David Polonitza

54B Sandra Circle, Apt B1

Westfield, NJ 07090

Sept 12, 2011

VIA FEDERAL EXPRESS AND FACSIMILE

Board of Directors of ITEX Corporation

3326 160th Avenue SE

Suite 100

Bellevue, WA 98008

Attention: Corporate Secretary

Re:  PROPOSAL OF NOMINATION OF CANDIDATES FOR ELECTION AS DIRECTORS AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS OF ITEX CORPORATION (the "CORPORATION")

Ladies and Gentlemen:

David Polonitza (“Polonitza”) hereby submits this notice (this "Notice") on the date hereof  pursuant to the  requirements set forth in Article II, Section 2.6 of the Amended and Restated Bylaws  of the Corporation (attached as Exhibit 3.2 to the Form 8-K filed by the Corporation with the U.S. Securities and Exchange Commission (the "SEC") on December 19, 2008 (the  "Bylaws") of his proposal to nominate the Slate (as defined below) for election  as  directors  of  the  Corporation  at the  2011 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2011 Annual Meeting”).

Polonitza, is, as of the date hereof, the record owner of 200 and the beneficial owner of 128,435 shares of the Common Stock of ITEX Corporation.  Enclosed is a copy of the stock certificate showing such record ownership. Polonitza is therefore entitled to nominate persons for election as directors at the Company’s 2011 Annual Meeting.

Polonitza has changed residences and the address on the books of ITEX Corporation should be changed to 54B Sandra Circle, Apt B1, Westfield NJ 07090 if not currently amended.

Polonitza hereby proposes to nominate for election as directors of the Corporation the following persons (each, a "Nominee" and collectively, the "Nominees" or the "Slate"):

Mr. Wayne P. Jones

Mr. David Polonitza

Polonitza believes that the terms of three (3) directors currently serving on the ITEX Board expire at the 2011 Annual Meeting.  To the extent there are in excess of three (3) vacancies on the ITEX Board to be filled by election at the 2011 Annual Meeting or if the management of the Corporation increases the size of the ITEX Board above its existing size, Polonitza reserves the right to nominate additional nominees to be elected to the ITEX Board at the 2011 Annual Meeting.

EXHIBIT 99.1

The information concerning Polonitza and the Nominees required by Article II, Section 2.6 of the Bylaws is set forth below:

I.            NAME AND ADDRESS OF THE STOCKHOLDER WHO INTENDS TO MAKE THE NOMINATION, AS THEY APPEAR ON THE CORPORATION'S STOCK LEDGER:

David Polonitza

Address: 54B Sandra Circle, Apt B1, Westfield NJ 07090

II.            NAME, AGE, BUSINESS ADDRESS AND, IF KNOWN, RESIDENCE ADDRESS OF THE NOMINEES:

•         Wayne P. Jones, 69

Business address: 555 South Floyd Street, Louisville, KY 40202

Residence address: 2000 Indian Chute, Louisville KY 40207

•         David Polonitza, 31

Business address:  92 West Main Street, Freehold NJ 07090

Residence address:  54B Sandra Circle, Apt B1, Westfield NJ 07090

III.            PRINCIPAL OCCUPATION OR EMPLOYMENT OF THE NOMINEES:

•         WAYNE P. JONES has been a Professor of Business at the University of Louisville, College of Business & Public Administration, Louisville, Kentucky, since 1998.  Mr. Jones is past CEO of Pizza Hut Franchise Association, President of KFC Canada, Senior VP of Operations for Arby’s Restaurants, and Vice President Marketing & Development for Tumbleweed Restaurants, Inc.  He also held executive and marketing positions at the H.J. Heinz and General Mills companies.  Mr. Jones is CEO and Managing Director of The University Group, LTD, a management consultancy, and consults with a wide range of clients.  He is an active lecturer in Corporate Strategy, New Venture Creation, New Product Development, Franchising and Marketing Strategy.  He is also a Certified Expert Witness in franchising who serves as an Expert Witness in Marketing and Franchising cases.  Mr. Jones holds a Ph.D. from Marquette University and an MBA from the University of Louisville. He brings significant business and franchise experience and he will work to address ITEX’s franchise operations and governance issues.

•         DAVID POLONITZA has been the Chief Operating Officer of AB Value Management LLC, an investment management firm, since 2011.  From 2002 to 2010, Mr. Polonitza served in the United States Army, attaining the rank of Captain. Mr. Polonitza has a Bachelor of Science degree in Economics from the U.S. Military Academy at West Point and an MBA from the University of Louisville. He brings significant organizational and strategic experience and he will work to address ITEX’s governance issues.

IV.            CLASS AND NUMBER OF SHARES OF STOCK OF ITEX WHICH ARE BENEFICIALLY OWNED BY THE NOMINEES AND BY THE NOMINATING STOCKHOLDER:

NAME	BENEFICIAL OWNERSHIP
• David Polonitza	128,640 shares of Common Stock, $0.01 par value.

EXHIBIT 99.1

David Polonitza has a Disclosable Interest, as defined by Article II, Section 2.6(a)(v) of the Bylaws, in 208,687 shares of Common Stock, $0.01 par value, owned by members of the “Polonitza Group” as disclosed in the Schedule 13D filed by Polonitza on December 27, 2007, as such filing was amended on March 3, 2009, September 9, 2009, April 6, 2010, June 30, 2010, July 19, 2010, September 8, 2010, December 17, 2010, April 27, 2011, and August 23, 2011.

• Wayne P. Jones	0 shares of Common Stock, $0.01 par value.

V.            ANY OTHER INFORMATION RELATING THE PROPOSED NOMINEES THAT IS REQUIRED TO BE DISCLOSED IN A PROXY STATEMENT OR OTHER FILINGS REQUIRED TO BE MADE IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR ELECTION OF DIRECTORS IN A CONTESTED ELECTION PURSUANT TO REGULATION 14A UNDER THE SECURITIES EXCHANGE ACT OF 1934:

There are no arrangements or understandings among the Nominees, other than the consents by the Nominees to serve as directors of ITEX if elected as such at the 2011 Annual Meeting, the decision to file this Notice and the arrangement to split the cost of the legal fees incurred by the Nominees in connection with this Notice.

None of the Nominees is involved in any material legal proceeding in which he is a party adverse to, or has a material interest adverse to that of the Corporation or any of its subsidiaries. Derivatively on behalf of ITEX, Mr. David Polonitza is pursuing a lawsuit against the existing directors of ITEX.

None of the Nominees has ever held any position or office with the Corporation, nor served as a Director of the Corporation.

To the best of Nominees’ knowledge, there exists no family relationship between the Nominees and any director, any other current nominee for election as director or any executive officer of the Corporation.

Presently, except as may be set forth in Item 2 above, none of the Nominees is a director or a nominee for election as director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Within the past ten years, no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar court appointed officer has been appointed for the business or property of any Nominee or (a) any partnership in which any Nominee was a general partner; or (b) any corporation of which any Nominee was an executive officer, in either case within two years before the time of such filing.

Within the past ten years, none of the Nominees has been convicted in a criminal proceeding (excluding traffic violations or other minor offenses).

EXHIBIT 99.1

Within the past ten years, none of the Nominees has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, that permanently or temporarily enjoined any of the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

Within the past ten years, none of the Nominees has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in clause (i) of the item above, or the right to be associated with persons engaged in any such activity.

Within the past ten years, none of the Nominees has been found, by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission, to have violated any Federal or State securities law.

Within the past ten years, none of the Nominees has been found, by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission, to have violated any Federal commodities law.

Within the past ten years, none of the Nominees has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii)any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

Within the past ten years, none of the Nominees has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its member or persons associated with a member.

The Nominees do not currently and do not expect, (other  than pursuant to the Corporation’s existing plans and policies relating to Directors) if elected, to receive any cash compensation, bonus, deferred compensation, pension plan coverage, stock option or stock appreciation rights from the Corporation.

EXHIBIT 99.1

Neither the Nominees nor, to the best of the Nominees’ knowledge, any of the Nominees’ associates or immediate family members had or have a direct or indirect material interest in any transaction or series of similar transactions with the Corporation or any of its subsidiaries in which the amount involved exceeds $120,000 and which has occurred since January 1, 2009 or is currently proposed.

Each of the Nominees has not been an executive officer of, does not own, and did not own during 2008, 2009 or 2010 (of record or beneficially), an equity interest in excess of ten percent (10%) of any business or professional entity that has made, payments to the Corporation or its subsidiaries for property or services in excess of five percent (5%) of (i) the Corporation’s consolidated gross revenues for 2008, 2009 or 2010 or (ii) the other entity’s consolidated gross revenues for its last full fiscal year.

Each of the Nominees has not been an executive officer of, does not own, and did not own during 2008, 2009 or 2010 (of record or  beneficially) an equity interest in excess of ten percent (10%) of any business or professional entity to which the Corporation or its subsidiaries has made payments for property or services in excess of five percent (5%) of (i) the Corporation’s consolidated gross revenues for 2008, 2009 or 2010 or (ii) the other entity’s consolidated gross revenues for its last fiscal year.

Each of the Nominees has not been an executive officer of, does not own and did not during 2008, 2009 or 2010 own (of record, or beneficially), an equity interest in excess of ten percent (10%) of any business or professional entity to which the Corporation or its subsidiaries was indebted in an aggregate amount in excess of five percent (5%) of the Corporation’s total consolidated assets as of January 1, 2009.

Each of the Nominees is not, and during 2008, 2009 or 2010 was not, a member of, or of counsel to, a law firm that the Corporation retained during 2008, 2009 or 2010, or to the best of such Nominee’s knowledge, proposes to retain during the current fiscal year.

Each of the Nominees is not, and during 2008, 2009 or 2010 was not, a partner or executive officer of any investment banking firm that has performed services for the Corporation during 2008, 2009 or 2010 or that the Corporation proposes to have perform services during the current fiscal year.

Since January 1, 2009, the Nominees have not been, and to the best of the Nominees’ knowledge none of the following persons has been, indebted to the Corporation or any of its subsidiaries in an amount that exceeds $120,000: (i) any immediate family members of the Nominees; (ii) any corporation or organization of which each Nominee is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; or (iii) any trust or estate in which each Nominee has a substantial beneficial interest or serves as a trustee or in a similar capacity.

VI.            THE EXECUTED CONSENT OF THE NOMINEES TO SERVE AS A DIRECTOR OF ITEX, IF ELECTED:

Each of the Nominees hereby consents to be named as a nominee in this Notice, to be named as a nominee in any proxy statement filed by the Corporation or Polonitza and to serve as a director of the Corporation, if so elected.

EXHIBIT 99.1

Information is set forth herein as of the close of business on September 12, 2011.  Neither the delivery of this Notice nor any delivery by any Nominee of additional information to the Corporation from and after the date hereof shall be deemed to constitute an admission by any Nominee that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or any other matter, or a waiver by any Nominee of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board of Directors of the Corporation in anticipation of or following receipt of this Notice).  Furthermore, if the Board of Directors of the Corporation increases the number of directors to be nominated and elected at the 2011 Annual Meeting, Polonitza reserves the right to add additional director nominees in respect of each such additional directorship.  In the event any statement or other information in this Notice is not true, or to the extent any applicable information has been omitted from this Notice, the Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

EXHIBIT 99.1

Please address any correspondence to David Polonitza at his home address or contact him by phone at 502-460-3141.

Very truly yours,
/s/ David Polonitza
DAVID POLONITZA

/s/ Wayne P. Jones
WAYNE P. JONES